UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 25, 2021

NeuBase Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35963	46-5622433
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Technology Drive, Pittsburgh, PA	15219
(Address of Principal Executive Offices)	(Zip Code)

(646) 450-1790
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NBSE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2021, NeuBase Therapeutics, Inc. (the “Company”) appointed Dr. Kianoush (Kia) Motesharei, Ph.D., as the Company’s Chief Business and Strategy Officer, effective May 24, 2021. There are no reportable family relationships or related party transactions (as defined in Item 404(a) of Regulation S-K) involving the Company and Dr. Motesharei. Dr. Motesharei will report to Dr. Dietrich Stephan, the Company’s President and Chief Executive Officer.

Dr. Motesharei, Ph.D., 51, brings over 20 years of experience in management, strategy, business development, alliance management, product development and marketing across the biotechnology and pharmaceutical industry. Dr. Motesharei was previously the Senior Vice President of Business Development & Corporate Strategy with Akcea Therapeutics during 2020. Before that, he was Vice President, Global Head Licensing & Business Development, Neurology & Immunology at Merck KGaA from 2013 to 2019, Vice President of Business Development & Alliance Management at Dyax from 2011 to 2013, Chief Business Officer at the French biotech company Genfit from 2007 to 2010 and Vice President of Corporate Development at ActivX. Dr. Motesharei has a successful track record of approximately 100 transactions which include research and strategic alliances, product and technology licensing, distribution, divestitures, financings and M&A agreements with major pharmaceutical and biotechnology companies in the US, Europe, Japan, China, LATAM and the Middle East. Dr. Motesharei received his BA in Chemistry from Colorado College and his Ph.D. in Organic Chemistry from the University of California, Los Angeles. He completed his postdoctoral training at The Scripps Research Institute as an NIH Fellow.

On May 17, 2021, the Company entered into an offer letter with Dr. Motesharei (the “Offer Letter”). Pursuant to the Offer Letter, Dr. Motesharei’s annual salary will be $410,000, and he will be eligible for an annual performance bonus with a target of 40% of his base salary. He will also be paid a one-time signing bonus in the amount of $100,000. Dr. Motesharei’s employment will be on an “at will” basis. Additionally, the Company will grant Dr. Motesharei an option to purchase 250,000 shares of the Company’s common stock (the “Option”) under the Company’s 2019 Stock Incentive Plan (the “2019 Plan”). Subject to Dr. Motesharei’s continued employment with the Company, 1/4th of the shares underlying the Option will vest on the first anniversary of Dr. Motesharei’s start date, and 1/36th of the remaining shares underlying the Option will vest at the end of each calendar month thereafter. Dr. Motesharei also entered into the Company’s standard indemnification agreement and standard confidentiality and invention assignment agreement with the Company.

If Dr. Motesharei is terminated by the Company without cause or Dr. Motesharei resigns for good reason (defined generally as a reduction in his salary amongst similarly-situated employees, relocation, or a material diminution in title, duties or responsibilities), in either case, within twelve months following a change in control (as defined in the 2019 Plan), then, subject to the execution and delivery of a general release of all claims, his then outstanding, unvested Option, if any, will vest and be exercisable as to all of the covered shares. If Dr. Motesharei is terminated by the Company without cause (whether or not in connection with a change in control), the Company will be obligated to pay Dr. Motesharei (1) severance pay at a rate equal to 100% of his base salary for a period of twelve months from the date of termination, (2) reimbursement of twelve months of health benefits (COBRA subsidization) in accordance with the Company’s standard expense reimbursement procedures and (3) subject to the discretion of the Company’s board of directors, a prorated portion of his annual bonus target for the year of termination.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01.	Other Events.

On May 25, 2021, the Company issued a press release announcing the appointment of Dr. Motesharei as the Company’s Chief Business and Strategy Officer. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Offer Letter of Employment, dated May 17, 2021, by and between NeuBase Therapeutics, Inc. and Kia Motesharei.
99.1	Press Release, dated May 25, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUBASE THERAPEUTICS, INC.
(Registrant)

Date: May 25, 2021	By:	/s/ Sam Backenroth
Sam Backenroth
Chief Financial Officer